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From: Ryan Loveless <r.loveless@morrowsodali.com>
Sent: Wednesday, December 30, 2020 11:35 AM
To: METX.info
Subject: METX - Meten EdtechX Education Group Ltd. Warrant Offer to Exercise
Attachments: Exhibit (a)(1)(C)_Form of Election to Participate and Exercise Warrants.pdf; Exhibit (a)(1)(B)_Offer to Exercise.pdf; Exhibit (a)(4)(A)_Prospectus Supplement to Registration Statement on Form F-1.pdf; Exhibit (a)(1)(E)_Notice of Guaranteed Delivery.pdf; Exhibit (a)(1)(A)_Letter To Holders of Warrants.pdf; Exhibit (a)(1)(D)_Form of Notice of Withdrawal.pdf

Dear Holders of Meten EdtechX Placement Warrants:

It has come to our attention that you have not yet taken advantage of the temporary reduction of exercise price of the Warrants announced on December 7, 2020. The Company announced on Monday, December 28, 2020, that it was waiving the 65% Participation Requirement which means that the exercises received prior to January 5, 2021 will be executed at $1.40 per share. Additionally, this means that the Second Reduction Period will occur and the exercise price will shift to $2.50 until certain market prices described in the Offer to Exercise are achieved. Attached please find the documents that were distributed to Warrant holders and see www.sec.gov for certain amendments.

Please feel free to reach out if you have any questions on the attached documents.

Regards,

Morrow Sodali

Ryan Loveless
Vice President, Proxy

MORROW
SODALI

470 West Ave., Suite 3000, Stamford, CT 06902
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www.morrowsodali.com

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